Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Mke Arneth
(561) 478-8770, Ext. 123	(312) 245-2700

HEARUSA REPORTS RECORD FIRST QUARTER 2006

REVENUE AND PROFIT

•	Revenue Increases 14% to $21.7 Million
•	Income From Operations Increases 65% to $1.7 Million
•	Net Income Applicable to Common Stockholders Reaches $270,000 after Net Non Cash Charges of $787,000

West Palm Beach, Florida, May 15, 2006 – HearUSA, Inc. (AMEX: EAR) today reported that revenue for the first fiscal quarter was the highest in the Company’s history reaching $21.7 million, an increase of 14% compared with $19.0 million in the first quarter of 2005. Income from operations in the first quarter increased 65% to $1.7 million from $1.0 million in the comparable period last year. Net income applicable to common stockholders reached $270,000 or $.01 per share in the first quarter of 2006, compared with a loss of $445,000, or $.01 per share, in the same period last year.

The Company noted that results for the prior year period included $1.4 million of revenue resulting from an additional fiscal week of operations.

Included in the first quarter’s results is a $233,000 non-cash charge related to the expensing of previously issued and unvested stock options under the Company’s employee stock option plan as is now required under SFAS 123(R). Also included is a non-cash reduction in interest expense of $172,000 relating to a warrant liability reduction. These non-cash items did not exist in 2005. The current year’s quarter also has non-cash charges of $726,000 associated with previous financings. In the comparable period last year, non-cash charges of a similar nature amounted to $568,000. The increase in 2006 is a result of a financing completed in August, 2005.

“The company had a very strong quarter. The results of the first quarter are consistent with our targets of 15-20% annual growth and $90 million in sales for 2006. As previously stated, we expect the increase to be equally divided between internal organic growth and acquisitions,” Stephen J. Hansbrough, President and Chief Executive Officer stated.

“Our revenue increase in the first quarter was predominantly the result of operational efficiency combined with more effective marketing programs and an increase in managed care business. We generated approximately $585,000 of revenue in the first quarter from the acquisitions we concluded in 2005. During the first quarter of 2006, we also completed several additional acquisitions which added a total of five new company-owned centers. Three of these are in Florida, one is in California and one is in New Jersey,” said Kenneth J. Schofield, Chief Operating Officer.

“While the first quarter increase in revenue was driven primarily by organic growth, it should be pointed out that the company has signed a number of non-binding letters of intent for other acquisitions which if completed would close during the second and third quarters of 2006. Combined with those acquisitions completed in the first quarter, they represent businesses with total twelve month trailing revenues of more than $10.0 million,” said Gino Chouinard, Executive Vice President & Chief Financial Officer.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. HearUSA Centers, all of which are company owned, are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the Company’s targets of 15-20% annual growth and $90 million in sales for 2006; the expectation that the increases in revenues will be equally divided between internal organic growth and acquisitions; and the expectation that additional acquisitions if completed would close during the second and third quarters of 2006. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; successful implementation of the Company’s acquisition program; successful negotiation and documentation of the acquisitions which are the subject of non-binding letters of intent; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the 2005 fiscal year.

HearUSA will hold a webcast Wednesday, May 17, 2006 at 8:30 A.M. Eastern Time to allow securities analysts and shareholders the opportunity to hear management discuss the company’s First Quarter 2006 Results. The call is being webcast by Vcall and can be accessed at HearUSA’s website at www.hearusa.com or investors can access the webcast at www.investorcalendar.com. The conference can also be listened to by telephone by dialing (toll free) 877-407-9210. The webcast will be available for replay through June 18, 2006.

Tables follow

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HearUSA, Inc.

Consolidated Balance Sheets

April 1,	December 31,
ASSETS (Note 4)	2006	2005
(unaudited)
Current assets
Cash and cash equivalents	$ 4,117,615	$ 6,706,944
Restricted cash and cash equivalents	444,850	431,000
Accounts and notes receivable, less allowance for
doubtful accounts of $446,781 and $413,386	5,985,300	6,715,933
Inventories	2,068,548	1,604,943
Prepaid expenses and other	1,557,413	1,627,407
Total current assets	14,173,726	17,086,227
Property and equipment, net	3,619,686	3,474,381
Goodwill (Note 3)	38,956,076	36,394,959
Intangible assets, net	11,341,185	11,440,345
Deposits and other	571,666	585,633
Total Assets	$ 68,662,339	$ 68,981,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 7,798,690	$ 8,499,812
Accrued expenses	2,465,513	2,344,419
Accrued salaries and other compensation	2,396,953	2,589,877
Current maturities of long-term debt	5,447,565	5,192,108
Current maturities of convertible subordinated notes, net of debt discount of $1,676,556 and $1,847,853	823,444	652,147
Current maturities of subordinated notes, net of debt discount of $742,591 and $868,345	1,017,409	891,655
Dividends payable	34,950	34,562
Total current liabilities	19,984,524	20,204,580
Long-term debt (Notes 3 and 4)	20,130,829	19,970,099
Convertible subordinated notes, net of debt discount of $1,203,082 and $1,565,187 (Note 5)	3,171,917	3,434,813
Subordinated notes, net of debt discount of $382,007 and $512,350 (Note 6)	2,477,993	2,787,650
Warrant liability (Note 6)	1,175,550	1,347,217
Total long-term liabilities	26,956,289	27,539,779
Commitments and contingencies	-	-

Stockholders’ equity (Note 7)
Preferred stock (aggregate liquidation preference $2,330,000; $1 par, ,500,000 shares authorized)
Series H Junior Participating (none outstanding)	-	-
Series J (233 shares outstanding)	233	233
Total preferred stock	233	233

Common stock: $.10 par; 75,000,000 shares authorized 31,903,200 and 31,893,200 shares issued	3,190,320	3,189,320
Stock subscription	(412,500)	(412,500)
Additional paid-in capital	122,173,005	121,934,658
Accumulated deficit	(102,982,250)	(103,252,279)
Accumulated other comprehensive income	2,237,859	2,262,895
Treasury stock, at cost:523,662 common shares	(2,485,141)	(2,485,141)
Total stockholders’ equity	21,721,526	21,237,186
Total Liabilities and Stockholders’ Equity	$ 68,662,339	$ 68,981,545

See accompanying notes to the consolidated financial statements

HearUSA, Inc.

Consolidated Statements of Operations

Three Months Ended April 1, 2006 and April 2, 2005

	April 1,	April 2,
	2006	2005
	(unaudited)	(unaudited)
Net revenues
Hearing aids and other products	$ 20,289,349	$ 17,597,626
Services	1,367,965	1,432,959
Total net revenues	21,657,314	19,030,585

Operating costs and expenses
Hearing aids and other products (Note 4)	6,112,568	4,917,507
Services	372,783	447,775
Total cost of products sold and services	6,485,351	5,365,282
Center operating expenses	9,767,320	9,203,466
General and administrative expenses (including approximately $233,000 non-cash employee stock-based compensation expense in 2006)( Notes 1 and 7)	3,239,204	2,963,956
Depreciation and amortization	492,145	482,907
Total operating costs and expenses	19,984,020	18,015,611
Income from operations	1,673,294	1,014,974
Non-operating income (expense):
Gain from insurance proceeds	57,157	-
Interest income	22,825	12,683
Interest expense (including approximately $726,000 and $568,000 of non-cash debt discount amortization and approximately $172,000 in non-cash reduction in interest expense for the decrease in the fair value of the warrant liability) (Notes 4, 5 and 6)	(1,410,147)	(1,183,617)
Income (loss) from continuing operations before income taxes	343,129	(155,960)
Income taxes	(38,150)	-
Net income (loss) from continuing operations	304,979	(155,960)
Loss from discontinued operations (Note 2)	-	(95,478)
Net income (loss)	304,979	(251,438)
Dividends on preferred stock	(34,950)	(193,630)
Net income (loss) applicable to common stockholders	$ 270,029	$ (445,068)

Net income (loss) from continuing operations, including dividends on preferred stock, applicable to common stockholders – basic	$ 0.01	$ (0.01)
Net Income (loss) from continuing operations, including dividends on preferred stock, applicable to common stockholders – diluted	$ 0.01	$ (0.01)

Net income (loss) applicable to common stockholders per common share – basic	$ 0.01	$ (0.01)
Net income (loss) applicable to common stockholders per common share – diluted	$ 0.01	$ (0.01)

Weighted average number of shares of common stock outstanding – basic	32,159,902	30,516,331
Weighted average number of shares of common stock outstanding – diluted	38,825,085	30,516,331

See accompanying notes to the consolidated financial statements